Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Leigh J. Abrams, CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

Drew Industries Announces Appointment of Fred Zinn to President;
Additional Executive Promotions

White Plains, New York - April 14, 2008 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles and manufactured housing, today announced that in accordance with the Company’s management succession plan adopted by the Board of Directors, Leigh J. Abrams, President, Chief Executive Officer and a Director of Drew, will continue to serve as Chief Executive Officer and as a Director of Drew, and will resign as President, effective May 28, 2008.

The Board has appointed Fredric M. Zinn, Executive Vice President of the Company since 2001 and Chief Financial Officer since 1986, to succeed Abrams as President, effective May 28, 2008.

It is anticipated that the Board of Directors will promote Joseph S. Giordano III, the Company’s current Corporate Controller and Treasurer, to the position of Chief Financial Officer at the Board’s May 28, 2008 annual meeting. Giordano will continue to serve as Drew’s Treasurer. Christopher L. Smith, the Company’s current Assistant Controller, will succeed Giordano as Corporate Controller.

“Fred has played an instrumental role in Drew’s success and expansion,” said Abrams. “Fred has helped lead Drew as we grew from a small company, with sales of $41 million in 1981, to become a leading producer of components for RVs and manufactured homes. During Fred’s tenure, Drew completed more than 20 acquisitions, we diversified our product line, and we expanded our capabilities coast-to-coast. Joe has worked side-by-side with Fred in accomplishing our goals since 2003, and brings 17 years of financial experience to the position of Chief Financial Officer. Our leadership teams are focused on our long-standing and successful strategy of organic growth, new product introductions, acquisitions and operational efficiency.”

Mr. Zinn noted that “Leigh has been an outstanding mentor and leader, and Drew has been extraordinarily successful under his guidance. As President, I look forward to joining Leigh in building on our strong foundation, and creating value for our stockholders.”

Zinn, age 57, a certified public accountant, earned an MBA in finance and accounting from the University of Rochester, and a bachelor’s degree in mathematics from the State University of New York at Buffalo.

Before joining Drew, Giordano, age 39, was a senior manager for Deloitte & Touche LLP, before which he was with KPMG LLP for more than 11 years. Giordano is a certified public accountant and earned a Bachelor of Business Administration from Western Connecticut State University.

Smith, age 33, has been Drew’s Assistant Controller since 2005. Prior to this position, he was Assistant Controller at Key Components, LLC for 5 years and prior to that was at Ernst & Young LLP for 3 years. Smith, a certified public accountant, graduated with a bachelor’s degree in accounting from Canisius College in Buffalo, NY.

About Drew
Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, and axles. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 31 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in the press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act.
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